                                                          [LOGO] LINCOLN
                                                                 -------
                                                                 FINANCIAL GROUP
                                                                 LINCOLN LIFE

The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106


October 2, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0506

Re: Lincoln Life Flexible Premium Variable Life Account S ("Account") The Lincoln National Life Insurance Company
         Post-Effective Amendment Number 5, File No. 333-72875

Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Registration Statement on Form S-6 by The Lincoln National Life Insurance Company under the Securities Act of 1933. The Prospectus included in said Registration Statement describes flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction.

Based on the assumptions set forth in the section of the Prospectus entitled, "Appendix A - Illustrations of Death Benefit, Total Account Values and Surrender Values", in my opinion the illustrations are consistent with the provisions of the Policy; are representative of the manner in which the Policies operate; are based on commonly used rating classifications, and are based on premium amounts and ages appropriate for the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and the reference to me under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Kenneth Reeves

Kenneth Reeves, ASA, MAAA